EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Flag Financial Corporation

We hereby consent to incorporation by reference in this Registration Statement on Form S-4 of our report dated February 24, 2005 related to the consolidated balance sheets of Flag Financial Corporation and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three years in the period ended December 31, 2004, which report appears in the Annual Report on Form 10-K of Flag Financial Corporation filed on March 16, 2005.

/s/ PORTER KEADLE MOORE, LLP

Atlanta, Georgia

August 11, 2005